Employment Agreement

Employment Agreement, entered into as of March 5, 2012 (the “Signing Date”) to be effective as of January 1, 2012 (the “Effective Date”), by and between ICONIX BRAND GROUP, INC., a Delaware corporation (the “Company”), and DAVID BLUMBERG (the “Employee”).

WITNESSETH

WHEREAS, the Employee currently serves as Head of Strategic Development of the Company; and

WHEREAS, the Company desires to continue to employ the Employee as its Head of Strategic Development upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Employee is willing to accept such continued employment upon such terms;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1.                  Engagement of Employee; Duties. During the Term, as defined in Section 3 below, the Employee shall have the title of Head of Strategic Development. The Employee shall be primarily responsible for overseeing the Company’s merger and acquisition activities and assisting the Company’s Chief Financial Officer with respect to any future financings or recapitalizations contemplated by the Company. In addition, the Employee shall have such other duties as may be from time to time delegated to him by the Chief Executive Officer of the Company that are consistent with his position, title and responsibilities. The Employee shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established and made known to him by the Company. The Employee shall report to the Chief Executive Officer of the Company.

2.                  Time. The Employee shall devote substantially all of his professional time to the business affairs of the Company, provided that nothing contained herein shall be deemed to restrict the Employee from engaging in charitable, civic or community activities and/or from overseeing and directing his personal, financial and legal affairs.

3.                  Term. The Employee’s engagement under this Agreement shall commence on the Effective Date hereof and shall continue for a period of one (1) year and one month (such period, the “Term”), or until January 31, 2013 unless otherwise terminated as provided herein.

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4.                  Compensation.

(a)	Base Salary. Employee's base salary during the Term will be at a rate of not less than $400,000 per Term Year, paid in accordance with the Company's payroll practices and policies then in effect, with such increases as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)	Acquisition Payments. In addition to the Base Salary, within ten (10) days after the closing of each Acquisition, as defined below, the Company shall pay to the Employee one of the following amounts, as applicable, in cash (each such payment, an “Acquisition Payment”):

(i)	$500,000 if the Acquisition is a First Tier Acquisition, as defined below; and

(ii)	$250,000 if the Acquisition is a Second Tier Acquisition, as defined below.

(c)	Restricted Stock. In addition to the Base Salary and the Acquisition Payments, promptly upon approval by the Board and the Company’s stockholders of the Company’s 2012 Equity Incentive Plan or similar plan covering awards of common stock to the Company’s employees (the “Plan”), the Company shall also grant to the Employee an award (the “Award”) of 37,900 shares (the “Award Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to the terms and conditions set forth herein, in a Restricted Stock Agreement between Employee and the Company substantially in the form, not inconsistent with the terms herewith, as provided to senior executives of the Company (the “Restricted Stock Agreement”) and in the Company’s 2012 Equity Incentive Plan pursuant to which the Award is issued.

(i)	For each of the first two (2) Acquisitions, the restrictions on 10,000 of the Award Shares shall lapse (i.e., such Award Shares shall be deemed to have “vested”) upon the closing of each such Acquisition. For each of the third and fourth Acquisitions, the restrictions on 8,900 of the Award Shares shall lapse (i.e., such Award Shares shall be deemed to have “vested”) upon the closing of each such Acquisition. If the Company has not completed at least four (4) Acquisitions on or before April 30, 2013, then all remaining unvested Award Shares shall be forfeited.

(ii)	Notwithstanding the foregoing: (x) in the event approval of the Plan by the Board and the Company’s stockholders is not obtained prior to the termination of Employee’s employment for the reasons set forth in Sections 5(a)(1), (2), (3) or (6) hereof , then in lieu of the grant of the Award to the Employee, the Company shall pay to the Employee an amount equal to $365,400 (the “Alternate Payment”) during the thirty (30) day period following the Date of Termination (as defined herein); and (y) in the event approval of the Plan by the Board and the Company’s stockholders is not obtained prior to the first to occur of the termination of Employee’s employment for the reasons set forth in Sections 5(a)(4) or (5) hereof and the last day of the Term, then in lieu of the grant of the Award to the Employee with respect to the first and second Acquistions, the Company shall pay to Employee the vested portion of the Alternate Payment, which shall be: $182,700 for each of the first two (2) Acquisitions that close prior to or within ninety (90) days following the Date of Termination or the last day of the Term, as the case may be (i.e., an aggregate of $365,400 for two (2) Acquisitions).

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(d)	In the event of a Change in Control (as defined in Section 5(d)(iii) below) at any time during the Term, the restrictions on all remaining unvested Award Shares shall immediately lapse and all of the unvested Award Shares shall then be vested, notwithstanding any provision to the contrary contained in this Agreement, the Plan or the Restricted Stock Agreement, or if the Award has not been granted prior to the Change in Control, the Employee shall be paid, in lieu of the Award Shares and any portion of the Alternate Payment due pursuant to Section 4(c)(ii) above, the amount of $692,433, which shall be paid within thirty (30) days of the Change of Control.

(e)	Potential Acquisition Bonus Payments. In addition to the payments set forth above, at the request of the Employee the Committee may consider granting the Employee a bonus, if during the Term the aggregate Value, as defined below, of Acquisitions completed during the Term exceeds $100 million. The amount of such bonus, if any, and the timing of the payment of any such bonus, shall be determined by the Committee in its sole discretion.

(f)	Fringe Benefits. The Employee shall receive the fringe benefits generally given to senior employees of the Company including, but not limited to, major medical, dental, life insurance, and pension including any 401(k) or other profit sharing plan. The Employee shall also be added to or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other policies which pertain to officers of the Company. The Company shall also pay the Employee a car allowance of $1,500 per month during the Term.

(g)	Reimbursement of Expenses. The Company shall pay on behalf of the Employee the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Employee, the Company shall promptly reimburse the Employee for such payments, provided that the Employee (i) properly accounts for such expenses in accordance with the Company’s policy, and (ii) has received prior approval by the Chief Executive Officer of the Company for major expenses.

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(h)	Vacation. Employee shall be entitled to four weeks of paid vacation.

(i)	Definitions. For the purposes of this Section 4:

(i)	an “Acquisition” shall mean any direct or indirect investment or acquisition, including, without limitation, by assignment, license, sublicense, lease, purchase, merger or otherwise, in a single transaction or series of transactions, by the Company or any of its now existing or hereafter acquired or formed subsidiaries or affiliates, in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset (x) that closes during the Term, or (y) with respect to which a Letter of Intent, Memorandum of Understanding or similar agreement, and/or a definitive agreement, is entered into during the Term and that closes within ninety (90) days following the end of the Term;

(ii)	[Intentionally Omitted];

(iii)	a “First Tier Acquisition” shall mean an Acquisition that has a Value of $30 million or greater;

(iv)	a “Second Tier Acquisition” shall mean an Acquisition that has a Value of less than $30 million; and

(v)	the “Value” of an Acquisition shall mean the projected gross revenue stream to be derived by the Company from such Acquisition during the first (1st) complete year following the closing of the Acquisition as set forth in the base line projections presented to the Board in connection with the approval of such Acquisition (if and to the extent that such projections exist and are presented), in all cases before deduction of operational and transaction expenses, and provided that if and to the extent that the target entity has received advances and/or other pre-payments in consideration for a reduction in royalty or other payments to be received by the target entity at any time during the first (1st) complete year following the closing of the Acquisition, the projected gross revenue stream to be derived by the Company from such Acquisition shall be equitably adjusted to take into account the reduction in royalty or other payments resulting from such advances and/or pre-payments.

(i)	Acquisition Parameters. For purposes of clarification and this Section 4, the Value of a transaction in which the Company acquires less than all of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset will be determined based upon the percentage of such entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset that is acquired by the Company, with such Value to be increased if and to the extent that the Company subsequently acquires all or part of the balance of such entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the Term. Thus, by way of example, if the Company acquires a 70% interest in a trademark that has a projected gross revenue stream during the first complete year following the closing of the Acquisition of $40 million, for purposes of this Section 4 the Value of the Acquisition will be deemed to be $28 million. If and when the Company acquires the remaining 30% interest in such trademark, the acquisition of such 30% interest will not be deemed to be a separate Acquisition for all purposes of this Section 4 but the Value of the remaining interest acquired (i.e., $12 million) will be added to the Value of the initial interest acquired (i.e., $28 million), to determine whether the combined transaction qualifies as a First Tier Acquisition rather than a Second Tier Acquisition. If the Value of the additional interest acquired results in a combined transaction that qualifies as a First Tier Acquisition rather than a Second Tier Acquisition, within ten (10) days after the closing of the Acquisition of the additional interest, the Company will pay to the Employee the difference between the amount of compensation he would have received had the transaction initially qualified as a First Tier Acquisition and the amount he received by virtue of the transaction initially being treated as a Second Tier Acquisition. For purposes of further clarification and this Section 4, the acquisition of multiple brands in a single transaction or series of related transactions will be deemed to be a single Acquisition for all purposes of this Section 4.

5.                  Termination of Employment.

(a)	General. The Employee’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(1)               Death. The Employee’s employment under this Agreement shall terminate upon his death.

(2)              Disability. If the Employee suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Employee’s employment under this Agreement upon thirty (30) days’ prior written notice; provided that the Employee has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Employee’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of one hundred eighty (180) days (including weekends and holidays) during the Term, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Employee (or, in the event of the Employee’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

(3)               Good Reason. The Employee may terminate his employment under this Agreement for Good Reason at any time on or prior to the one hundred twentieth (120th) day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

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(ii)	a material diminution of the authorities, duties or responsibilities of the Employee set forth in Section 1 above (other than temporarily while the Employee is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of the titles of the Employee with the Company set forth in Section 1 above;

(iv)	the re-location of the Employee to an office outside of New York, New York (the borough of Manhattan);

(v)	the assignment to the Employee of duties or responsibilities which represent a material diminution of his duties and responsibilities set forth in Section 1 above; or

(vi)	a change in the reporting structure so that the Employee reports to someone other than the Chief Executive Officer of the Company;

provided, however, that, within ninety (90) days of any such events having occurred, the Employee shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as  defined in Section 9(a) below); provided, however, that in the event it is finally determined that any taxes are due and payable in connection with the receipt of such consideration by the Employee, then the Employee agrees to pay any taxes, penalties and interest that may arise in connection therewith, and shall indemnify and hold harmless the Company from any taxes, penalties and interest that result therefrom.

(4)               Without Good Reason. The Employee may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Employee to the Company at least sixty (60) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(5)               Cause. The Company may terminate the Employee’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Employee’s employment because of the occurrence of any of the following as determined by the Board:

(i)	the willful and continued failure by the Employee to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Employee’s incapacity due to a Disability); provided, however, that the Company shall have provided the Employee with written notice that such actions are occurring and the Employee has been afforded at least thirty (30) days to cure same;

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(ii)	the indictment of the Employee for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	the Employee’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is materially injurious to the Company, monetarily or otherwise; or

(iv)	the Employee’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(5), no act, or failure to act, on the part of the Employee shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(6) Without Cause. The Company may terminate the Employee’s employment under this Agreement without Cause immediately upon written notice by the Company to the Employee.

(b)	Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee (other than termination by reason of the Employee’s death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(c)	Date of Termination. The “Date of Termination” shall mean (a) if the Employee’s employment is terminated by his death, the date of his death, (b) if the Employee’s employment is terminated pursuant to subsection 5(a)(2) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to full-time performance of his duties during such thirty (30) day period), (c) if the Employee’s employment is terminated pursuant to subsections 5(a)(3) or 5(a)(5) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Employee’s employment is terminated pursuant to subsection 5(a)(4) above, the date specified in the Notice of Termination which shall be at least sixty (60) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Employee’s employment is terminated pursuant to subsection 5(a)(6) above, the date on which a Notice of Termination is given.
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(d)	Compensation Upon Termination.

(i)	Termination for Cause or Without Good Reason. If the Employee’s employment shall be terminated by the Company for Cause or by the Employee without Good Reason, the Employee shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(f) through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Employee (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan; (e) any unpaid Acquisition Payment and any Acquisition Payment with respect to any Acquisition that closes within 90 days of the Date of Termination, with such Acquisition Payment(s) to be made within ten (10) days after the closing of each such Acquisition ((a) though (e), the “Amounts and Benefits”); and (f) all vested Award Shares or, if the Award has not theretofore been granted, the vested portion of the Alternate Payment, and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the Award or the Alternate Payment, as the case may be, that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)	Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Employee terminates his employment hereunder for Good Reason or the Company terminates the Employee’s employment hereunder without Cause (other than a termination by reason of death or Disability), and the Employee has not received and is not entitled to any payment under Section 5(d)(iii) hereof, then the Company shall pay to or provide the Employee with the Amounts and Benefits and, subject to Section 9 hereof:

1.	an amount equal to the sum of all applicable Base Salary for the remaining balance of the Term determined as if such termination had not occurred, which shall be payable in full in a lump sum cash payment to be made to the Employee within thirty (30) days of the Date of Termination;

2.	any bonus earned but unpaid for a prior year or other completed period (the “Prior Bonus”), which shall be payable in full in a lump sum cash payment to be made to the Employee within thirty (30) days of the Date of Termination;

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3.	subject to the Employee’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by the Employee of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Employee and his eligible dependents until the earliest of (x) the Employee or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) the Employee becoming eligible for comparable coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); and

4.	notwithstanding any provisions to the contrary contained in this Agreement, the Plan or the Restricted Stock Agreement, all remaining restrictions relating to any then unvested Award Shares eligible to vest for the first two (2) Acquisitions only, if any, shall immediately lapse, or, if the Award has not theretofore been granted, the Employee shall be paid the Alternate Payment in a lump sum cash payment to be made to the Employee within thirty (30) days of the Date of Termination. Any remaining unvested Award Shares, other than the Award Shares eligible to vest for the first two (2) Acquisitions, or any unvested portion of the Alternate Payment, shall be forfeited as of the Date of Termination.

(iii)	Termination Following Change in Control. If the Company terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, in each case within twelve (12) months after a Change in Control, then in addition to the Amounts and Benefits, the Company shall pay to the Employee, in a lump sum, in cash, within fifteen (15) days after the Date of Termination, an amount equal to $100 less than three (3) times the greater of (i) $400,000 or (ii) the average of the annual cash compensation received by the Employee on or after the Effective Date in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Employee under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Employee of an excess parachute payment. In addition to the foregoing, upon a termination of the Employee’s employment as set forth above, the Employee shall be entitled to receive the payments in the amounts contemplated, and on the dates specified, by sub-section 5(d)(ii)(1), (2) and (3). For purposes of this Section 5(d)(iii), the Employee’s cash compensation shall mean the sum of his Base Salary, plus Acquisition Payments paid to the Employee, if any, plus any acquisition bonus payments paid to the Employee, if any, pursuant to Section 4(e) above. In the event of a conflict between the provisions of this Section 5(d)(iii) and the provisions of Section 5(d)(ii), the provisions of this Section 5(d)(iii) will control.

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For purposes of this Agreement, a “Change in Control” shall mean any of the following:

1.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

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5.	(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the Effective Date, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the Effective Date, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholder), the right to veto or block decisions or actions of the Board; provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act;

6.	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)	Termination upon Death. In the event of the Employee’s death, the Company shall pay or provide to the Employee’s estate: (i) the Amounts and Benefits, and (ii) the Prior Bonus. In addition: (x) notwithstanding any provisions to the contrary contained in this Agreement, the Plan or the Restricted Stock Agreement, in the event a Change in Control shall not have theretofore occurred, all then unvested Award Shares eligible to vest for the first two (2) Acquisitions, if any, shall immediately become vested on the Date of Termination and all such amounts and Award Shares shall be distributed to the Employee’s estate within thirty (30) days of the Date of Termination, or in the event the Award has not been made because approval of the Plan by the Board and the Company’s stockholders has not occurred, the estate shall be paid the Alternate Payment within thirty (30) days of the Date of Termination; and (y) the Employee’s estate shall receive from the Company the Acquisition Payment with respect to any Acquisition that closes within 90 days of the Date of Termination, with such Acquisition Payment(s) to be made within ten (10) days after the closing of each such Acquisition.

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(v)	Termination upon Disability. In the event the Company terminates the Employee’s employment hereunder for reason of Disability, the Company shall pay or provide to the Employee: (i) the Amounts and Benefits; (ii) the Prior Bonus; and (iii) the Medical Continuation Benefits. In addition: (x) notwithstanding any provisions to the contrary contained in this Agreement, the Plan or the Restricted Stock Agreement, in the event a Change in Control shall not have theretofore occurred, all then unvested Award Shares eligible to vest for the first two (2) Acquisitions, if any, shall immediately become vested on the Date of Termination and all such amounts and Award Shares shall be distributed to the Employee within thirty (30) days of the Date of Termination, or in the event the Award has not been made because approval of the Plan by the Board and the Company’s stockholders has not occurred, the estate shall be paid the Alternate Payment within thirty (30) days of the Date of Termination; and (y) the Employee shall receive from the Company the Acquisition Payment with respect to any Acquisition that closes within 90 days of the Date of Termination, with such Acquisition Payment(s) to be made within ten (10) days after the closing of each such Acquisition.

(vi)	Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Employee shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii), (iii), (iv) or (v) above, he shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub-section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding any provision to the contrary contained in this Section 5(d), if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid by the later of March 15th of the calendar year immediately following the calendar year to which it relates or the end of the applicable thirty (30) day period.

(e)                No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Employee as the result of the Employee’s employment by another employer or business or by profits earned by the Employee from any other source at any time before and after the Date of Termination

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6.           Confidentiality. The Company and the Employee acknowledge that as a result of the services to be performed by the Employee under this Agreement the Employee shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its subsidiaries or other affiliates or their licensees, or any of their respective activities, as well as any vendor, suppler, customer or other third party acquired by the Employee in connection with his employment by the Company, other than such information which can be shown by the Employee to be in the public domain other than as the result of a breach of the provisions of this Section 6. The Employee shall not, during or after the Term, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers, trade secrets or business practices or plans or other confidential information of the Company and its subsidiaries or other affiliates or their licensees without the prior written consent of the Company other than as may be required under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Upon the termination of this Agreement for any reason whatsoever, all documents, records, notebooks, equipment, programs, customer and prospective customer lists and other materials, in each case which contain confidential information relating to the Company or any of its subsidiaries or other affiliates or their licensees which are in the possession of the Employee, including all copies thereof, shall be promptly returned to the Company.

7.            Noncompetition; Nonsolicitation.

(1)               The Employee hereby agrees that during the period commencing on the Effective Date and ending two (2) years after the termination of the employment of the Employee (the “Non-Compete Term”), he shall not, directly or indirectly, make any direct or indirect investment or acquisition (by assignment, purchase, merger or otherwise), or be an officer or a manager in any Competing Entity. For the purposes of this Agreement, the term “Competing Entity” shall mean Windsong Brands, NexCen Brands, The Cherokee Group and/or any entity or business that is competitive with the Company’s licensing business, provided that a Competing Entity shall not include private equity or hedge funds, manufacturers, wholesalers, sourcing businesses or other importers, whether brand owners or licensees.

(2)               The Employee shall not, during the period commencing on the Effective Date and ending two (2) years after the termination of the employment of the Employee, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s or any of its subsidiaries’ or other affiliates’ business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s or other affiliates’ licensors, licensees or persons listed on the personnel lists of the Company or any subsidiary or other affiliate on the Date of Termination.

(3)               For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that he shall be prohibited from, during the period commencing on the Effective Date and ending two (2) years after the termination of the employment of the Employee, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, supplier, lessor, lessee, licensor, licensee or customer of the Company or any of its subsidiaries or other affiliates (but only those suppliers existing during the time of the Employee’s employment by the Company or any subsidiary or other affiliate, or at the Date of Termination), to discontinue or alter his, her or its relationship with the Company or any subsidiary or other affiliate.

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(4)               Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its subsidiaries or other affiliates, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8.            Indemnification. The Company shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company or any subsidiary, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the reasonable fees and disbursements of attorneys, amounts of judgments and amounts of any settlements. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Employee's employment hereunder, without regard to when asserted.

9.                  Section 409A of the Code.

(a)	It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Employee and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Employee participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

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(b)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Employee is deemed on the Date of Termination to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 9 to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service, or (ii) the date of the Employee’s death. On the first day of the seventh (7th) month following the date of Employee’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein, and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to the Employee. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Employee under this Agreement shall be suspended for a period of six (6) months commencing at such time that the Employee shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Employee in a lump sum. On any delayed payment date under this Section 9 there shall be paid to the Employee or, if the Employee has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Employee until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment.

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(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

10.              Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. Any unresolved controversy or claim arising out of or relating to this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), to the extent permissible by law, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by JAMS®, then by one arbitrator having reasonable experience in employment matters and who is chosen by JAMS®. The arbitration shall take place in New York, New York, in accordance with the JAMS® rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The Company and the Employee unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York having subject matter jurisdiction.

(b)	Employee may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11.          Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, delivered by a nationally recognized overnight courier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered or when delivered by overnight courier or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attention: Neil Cole, Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.

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To the Employee:

David Blumberg
32 Alpine Road
Greenwich, CT 06830

With a copy in the same manner to:

Berkowitz, Trager & Trager, LLC
777 Third Avenue – 35th Floor
New York, New York 10017
Attention: Steven T. Gersh, Esq.

-signature page follows-

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the 5th day of March, 2012.

ICONIX BRAND GROUP, INC. By: /s/ Neil Cole________________ Neil Cole Chief Executive Officer	Employee /s/ David Blumberg_________ David Blumberg